Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial Mortgage Insurance Pty Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-140399) on Form S-3 of Westpac Securitisation Management Pty Limited of our report dated March 9, 2007, with respect to the consolidated balance sheets of Genworth Financial Mortgage Insurance Pty Ltd, as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31,2006, which report is incorporated by reference in the Form 8-K of Westpac Securitisation Management Pty Limited dated May 23, 2007 and in the prospectus supplement relating to the Westpac Securitization Management Pty Limited Series 2007-1G WST Trust.

/s/ KPMG
KPMG
Sydney, Australia
May 21, 2007